UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 23, 2006

COMMUNITY BANCSHARES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-16461	63-0868361
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

68149 Main Street, Blountsville, Alabama 35031

(Address of Principal Executive Offices, including Zip Code)

(205) 429-1000

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 23, 2006, Community Bank, a wholly owned subsidiary of Community Bancshares, Inc. (the “Company”), entered into an Acquisition Agreement (the “Agreement”) with Robertson Banking Company (“Robertson”) pursuant to which Robertson will acquire certain assets and assume certain liabilities of Community Bank’s branch office in Demopolis, Alabama (the “Branch”).

Under the terms of the Agreement, Robertson will acquire substantially all of the deposits, loans and fixed assets of the Branch as well as a building currently held by Community Bank as “other real estate” in which Community Bank’s former downtown Demopolis office was located prior to its consolidation with the Branch. As consideration for the purchase, Robertson will pay the net book value of the loans, equal to approximately $6.6 million, and an agreed upon price of $1.0 million for the fixed assets and deposits which is the equivalent of the net book value of the fixed assets and a premium of approximately 7.4% on the core deposits assumed based on a 30-day average of the account balances.

The transaction, which is subject to regulatory approval and other conditions, is anticipated to be completed in the second or third quarter of 2006.

Neither the Company, Community Bank, nor any of their respective officers, directors, or other affiliates, nor those persons’ respective affiliates, had any prior material relationship with Robertson.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY BANCSHARES, INC.

/s/ Patrick M. Frawley
Patrick M. Frawley
Chairman, Chief Executive Officer and
President

Date: March 29, 2006